Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including any amendments thereto) with respect to the shares of common stock, par value $0.001 per share, of VolitionRx Limited, a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13D. In evidence thereof, the undersigned hereby execute this agreement this 3rd day of September, 2026.

Date: September 4, 2026

LAGODA INVESTMENT MANAGEMENT, L.P.

By:	/s/ Jason A. Ozone
Name:	Jason A. Ozone
Title:	Chief Financial Officer and Chief Compliance Officer

LAGODA INVESTMENT MANAGEMENT, LLC

By:	/s/ Fatima Dickey
Name:	Fatima Dickey
Title:	Sole Member

FATIMA DICKEY

By:	/s/ Fatima Dickey
Name:	Fatima Dickey